FOR IMMEDIATE RELEASE      Contact: Guy T. Marcus
June 4, 1999                        Vice President-Investor Relations
                                    214/978-2691

          HALLIBURTON FILES REGISTRATION STATEMENT TO COVER SHARES TO
                            ACQUIRE REMAINDER OF PES


         DALLAS, Texas -- Halliburton Company (NYSE:HAL) today filed a Form S-4 registration statement with the Securities and Exchange Commission covering 3,069,899 shares of the company's common stock.
         Halliburton plans to utilize up to the 3,069,899 shares of the common stock covered by the registration statement as consideration to acquire all of the ordinary shares of PES (International) Limited (PES) not already owned by a subsidiary of Halliburton, or about 74 percent of PES. A subsidiary of Halliburton currently owns about 26 percent of the ordinary shares of PES.
         The offering will be made only by means of an offer document constituting a part of the registration statement when it is declared effective.
          The core business of PES, headquartered in Scotland, is the design, manufacture and supply of oil and gas well completion and intervention products, services and solutions.
         Halliburton Company, founded in 1919, is the world's largest provider of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group, Engineering and Construction Group and Dresser Equipment Group business segments. The company's World Wide Web site can be accessed at http://www.halliburton.com.
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